Exhibit 99.1

NORWOOD FINANCIAL CORP

INCREASES CASH DIVIDEND

HONESDALE, PENNSYLVANIA – DECEMBER 13, 2019

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ Global Market—NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $0.25 per share quarterly dividend payable February 3, 2020 to shareholders of record as of January 15, 2020. The $0.25 per share represents an increase of 4.2% over the cash dividend declared in the prior quarter of this year and the fourth quarter of last year. During 2019, total cash dividends declared were $0.97 per share, compared to the $0.90 declared in 2018.

Mr. Critelli commented, “The Board is extremely pleased to provide our shareholders with this 4.2% increase in their quarterly dividend. It reflects the Company’s financial strength and strong capital position which has contributed to our solid performance. We are also very proud that 2019 marks the twenty-eighth consecutive year of dividend increases for the Company.”

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fifteen offices in Northeastern Pennsylvania and twelve offices in Delaware and Sullivan Counties, New York. As of September 30, 2019, the Company had total assets of $1.216 billion, loans outstanding of $905.6 million, total deposits of $974.4 million and total stockholders’ equity of $134.9 million. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements. The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of risks and uncertainties which may cause actual results to differ materially from those currently anticipated, and therefore readers should not place undue reliance on any forward looking statements. Those risks and uncertainties include, but are not limited to, our ability to pay or increase cash dividends in the future, the continued financial strength, solid performance and strong capital position of the Company, changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions and the effectiveness of governmental responses thereto. Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	William Lance Executive Vice President and Chief Financial Officer NORWOOD FINANCIAL CORP (570) 253-8505 www.waynebank.com